Exhibit 99.1

Notice of Redemption

for

Deutsche Bank Contingent Capital Trust V
Wilmington, Delaware, U.S.A.

50,600,000 8.05% Noncumulative Trust Preferred Securities
having an Aggregate Liquidation Preference Amount of
US$ 1,265,000,000 and
4,800,000 8.05% Noncumulative Trust Preferred Securities
having an Aggregate Liquidation Preference Amount of
US$ 120,000,000
(Liquidation Preference Amount US$ 25 per Trust Preferred Security)

CUSIP Number: 25150L108
ISIN: US25150L1089

The Regular Trustees and the Property Trustee of Deutsche Bank Contingent Capital Trust V have been notified that on December 30, 2019, Deutsche Bank AG will redeem its Initial Debt Securities and Deutsche Bank Contingent Capital LLC V will redeem its Class B Preferred Securities. We therefore hereby give notice that subject to receipt of the Redemption Price in full by the Property Trustee, the 50,600,000 8.05% Noncumulative Trust Preferred Securities having an aggregate liquidation preference amount of US$ 1,265,000,000, issued by Deutsche Bank Contingent Capital Trust V with an issue date of May 9, 2008 and the 4,800,000 8.05% Noncumulative Trust Preferred Securities having an aggregate liquidation preference amount of US$ 120,000,000, issued by Deutsche Bank Contingent Capital Trust V with an issue date of March 30, 2010, will be redeemed on December 30, 2019 at their liquidation preference amount of US$ 25 per Trust Preferred Security plus any accrued and unpaid capital payments for the current payment period to but excluding the redemption date. All regulatory preconditions are met.

November 19, 2019	Deutsche Bank Contingent Capital Trust V